TEJON RANCH
COMPANY

June 21, 2023

Marc Hardy
28 Alderbrook
Irvine, CA 92604

Dear Marc:

This separation agreement ("Separation Agreement" or "Agreement") will confirm our mutual understanding regarding the separation of your employment with the Tejon Ranch Co. and Tejon Ranchcorp (collectively, "the Ranch"), effective as of June 16, 2023. This Separation Agreement sets forth the severance benefits that the Ranch would like to provide to you in exchange for a general release of claims. If the terms of the Separation Agreement set forth in this letter are acceptable, please sign where indicated and return one original of this letter to me. You may retain the second original for your records.

1. Your employment with the Ranch ceased effective June 16, 2023 (the "Separation Date"). You acknowledge that you have been paid all accrued but unused vacation and all wages earned through the Separation Date. Your final paycheck through the Separation Date, which includes these amounts less applicable withholdings and authorized deductions, has been provided to you. You acknowledge that you have received all wages and compensation to which you are entitled for work performed by you during your employment with the Ranch.

2. Except as provided by this letter, all benefits and perquisites of employment cease as of the Separation Date.

3. Although you are not otherwise entitled to receive any further compensation or benefits from the Ranch, *following* and in consideration of your execution of this Separation Agreement, and *provided* you do not revoke the Agreement pursuant to Section 5 below, the Ranch will pay you eight (8) weeks of your base salary, which is $43,800 (the "Severance Payment"), less withholdings and deductions. The Ranch will pay you the Severance Payment within 10 days of the date you sign and return this Agreement to the Ranch. Your group health and dental benefits will continue to the end of the month within which your Separation Date occurs. Following this, unless otherwise indicated below, you will be offered continuation of health and dental benefits under the Consolidated Omnibus Budget Reconciliation Act (COBRA) due to the qualifying event of your separation of employment. In return for your promises in this Agreement, the Ranch will reimburse your COBRA expenses for the months of July and August 2023 (the "COBRA Reimbursement"), if you elect to obtain COBRA benefits. Further, it is expressly understood that at no time after the Separation Date will you continue to accrue vacation pay or paid personal leave, nor will you be able to contribute to your 401k fund.

4. Although the Ranch could terminate your license to occupy the house on the Ranch property effective June 30, 2023, in return for your promises in this Agreement, the Ranch will permit

P.O. Box 1000 | 4436 Lebec Road
Tejon Ranch, CA 93243
661 248 3000 O | 661 248 3100 F
www.tejonranch.com

Tejon Ranch Co. (NYSE:TRC)– a diversified real estate development and agribusiness company.

you to continue to occupy the house until August 1, 2023 (the “License Extension”). You agree to fully vacate the house as of August 1, 2023 and to comply with the terms of the applicable license agreement. 5. In exchange for receiving the Severance Payment, the COBRA Reimbursement, and the License Extension described in Sections 3 and 4 above, you hereby agree to unconditionally, irrevocably and absolutely waive, release and discharge Tejon Ranch Co., Tejon Ranchcorp and their respective predecessors, successors, subsidiaries, affiliated companies or entities, partners, members, officers, directors, owners, agents, attorneys and employees (collectively the “Released Parties”) from any and all claims, causes of action, judgments, liens, indebtedness, damages, liquidated damages, losses, claims, attorneys’ fees and costs, liabilities and demands of whatever nature whatsoever, known and unknown. which you may now have or have ever had against any of the Released Parties with respect to any matter, including but not limited to, any matter arising out of or connected in any way with your employment with the Ranch or arising out of the separation of that employment, including without limitation, claims of wrongftil discharge, constructive termination, emotional distress, defamation, violation of public policy, fraud, retaliation, breach of contract, breach of the covenant of good faith and fair dealing, any claims of discrimination or harassment based on sex, age, religion, race, national origin, disability or on any other basis protected by law, including but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the California Family Rights Act, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, as amended, and any claims under the Employee Retirement Income Security Act, the Sarbanes-Oxley Act, the Dodd- Frank Act, the California Business and Professions Code, the California Labor Code, California wage orders. employment statute or regulation, wage and hour law, worker safety law, medical condition law. physical injury law, fair employment practices law, and including, but not limited to, any and all other common or statutory laws and/or regulations (“Released Claims”). Nothing in this Separation Agreement prevents, or is intended to prevent, the filing of a charge of discrimination with the EEOC, or with a state or local civil rights agency, or participating in an EEOC investigation, hearing or proceeding; provided, however, you hereby waive your right to recover monetary damages in any charge, complaint or lawsuit filed by you or by anyone else on your behalf arising out of your employment by the Ranch. Moreover, nothing in this Agreement prohibits you from filing a complaint or charge with, or otherwise communicating with, any governmental agency, including the EEOC, the Department of Justice, the Securities and Exchange Commission, or the National Labor Relations Board. 6. Pursuant to the Age Discrimination Claims Assistance Amendment of 1990 to the Older Workers Benefit Protection Act, 29 U.S.C. §626(0(2), you acknowledge that: (a) you have read and been given ample opportunity to study this Separation Agreement; (b) you are and have hereby been advised in writing to consult with an attorney prior to signing this Separation Agreement; (c) you are waiving rights you may have under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621 et. çq.; (d) you are not waiving rights or claims for age discrimination under the ADEA that may arise after the date you sign this Agreement; (e) you are receiving consideration for this waiver beyond that to which you are otherwise entitled; (f) you are signing this Separation Agreement voluntarily with full knowledge that it is intended, to the maximum extent permitted by law, as a complete and final release and waiver of any and all claims, including, but not limited to, age discrimination claims; (g) you have been provided the opportunity to consider this Separation Agreement for 21 days before signing it and, in the event that you decide to execute this Separation Agreement in fewer than 21 days, you do so with the express understanding that you were given and declined the opportunity to consider this Separation Agreement for 21 days; and (h) at any time prior to expiration of the Revocation Period you may revoke the Separation Agreement by sending a letter to that effect to Gregory S. Bielli, Chief Executive Officer, Tejon Ranch Company, 4436 Lebec Road, Tejon Ranch, CA 93243. and the Separation Agreement shall not become effective or enforceable by either party until the Revocation Period has expired. The letter revoking the Separation Agreement shall be sent, prior to the expiration of the Revocation Period, by any of the following means: (i) via facsimile transmission to (661) 248-3100; (ii) via certified mail; (iii) via personal delivery; or (iv) via overnight delivery. 7. You also expressly waive and release any and all rights and benefits under Section 1542 of the Civil Code of the State of California, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” 8. The parties acknowledge and agree that nothing contained in this Separation Agreement shall constitute, or be treated as, an admission by the other party of any wrongdoing, liability, or any violation of the law. 9. You acknowledge that you have performed a diligent search for all information and property belonging to the Ranch (as described in this paragraph) which may be in your possession and, to the best of your knowledge, have returned to the Ranch all such information and property, and have provided all passwords to the Ranch for it to access information and/or materials related in any way to Ranch business. You also represent and agree that you will not disseminate or use, whether directly or indirectly, for any purpose whatsoever any such information or property, including and without limitation, the Ranch’s reports, data, plans, projects, files, budgets, financial statements, tax returns, memoranda, records, trade secrets, information deemed confidential, software, credit cards, cardkey passes, door and file keys, safe combinations, computer access codes, disks, instructional or personnel manuals, passwords, and including any other physical or personal property which you received or prepared or helped to prepare in connection with your employment with the Ranch. You also represent and agree that, to the best of your knowledge and belief, you have not retained, and will not retain, any copies, duplicates, reproductions, or excerpts of the Ranch’s information or property. You further represent that you have not, without the permission of the Ranch, disclosed, provided, or delivered in any way any confidential, non-public Ranch information to any non-governmental person or entity. 10. You agree that you will not disclose to others the fact or terms of this Agreement, except that you may disclose such information to your spouse and to your attorney or accountant in order for them to render services to you. However, nothing in this Separation Agreement shall be construed as preventing, impeding, or interfering with your non-waivable right, without prior notice to the Ranch, to provide information to the government, participate in government investigations, or engage in future activities protected under the whistleblower statutes administered by the government; provided, however, you hereby waive any right you may have to recover monetary damages in any charge, complaint or lawsuit filed by you or by anyone else on your behalf arising out of your employment by the Ranch.

11. You agree you will not, either directly or indirectly, make any derogatory, disparaging, or negative statements about the Released Parties. Nothing in this Agreement prohibits you from (a) discussing your working conditions or compensation with other employees; (b) engaging in protected, concerted activity under the National Labor Relations Act; or (c) communicating with any governmental agency regarding the terms of this Agreement. 12. You understand and agree that all of the agreements made by you and contained in this Separation Agreement are material inducements for the Ranch making of this Separation Agreement and that, should you breach any of the agreements, representations or warranties contained herein, the Ranch will be released from its obligations under this Separation Agreement including, but not limited to, any obligation to pay any sum under this Separation Agreement. You further agree that, should you violate any of the terms of this Separation Agreement, the Ranch shall be entitled to pursue its legal and equitable remedies, including, without limitation, the right to seek reimbursement for amounts paid to you under the Separation Agreement, and/or injunctive relief. 13. You agree that, except as expressly provided in this Separation Agreement, this Separation Agreement supersedes and renders null and void any and all prior agreements between you and the Ranch pertaining to the subject matter hereof regarding the separation of your employment. Notwithstanding the foregoing, this reconfirms that your employment with the Ranch was at all times at-will and that any disputes pertaining thereto were subject to binding arbitration as provided in your employment documents. 14. This Separation Agreement shall be construed and interpreted in accordance with the laws of the State of California. You understand and agree that this Separation Agreement cannot be amended except in a writing signed by you and the Ranch’s Chief Operating Officer, or its Chief Executive Officer. You agree that this Separation Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. By way of example and not in limitation, this Separation Agreement shall not be construed in favor of the party receiving a benefit nor against the party responsible for any particular language in the Separation Agreement. If any provision of this Separation Agreement, or its application to any person, place, or circumstance is found to be invalid, unenforceable, or void, such provision shall be enforced to the greatest extent permitted by law, and the remainder of this Separation Agreement and such provision as applied to other persons, places, and circumstances shall remain in full force and effect. 15. Finally, by your signature below, you acknowledge each of the following: (a) that you have read this Separation Agreement or have been afforded every opportunity to do so; (b) that you hereby are and have been advised to consult with an attorney of your choosing before you sign this Separation Agreement; (c) that you are fully aware of the Separation Agreement’s contents and legal effect; and (d) that you have chosen to enter into this Separation Agreement freely, without coercion and based upon your own judgment and not in reliance upon any promises made by the Ranch other than those contained in this Separation Agreement. 16. Any claim or controversy arising out of or relating to this Separation Agreement, or any breach thereof shall be resolved pursuant to the terms and conditions contained in the Arbitration Agreement previously entered between you and the Ranch.

Please indicate your agreement with the above terms by signing below and returning this Separation Agreement to me no later than July 12, 2023 (which is 21 days after this updated Separation Agreement is being presented to you). This Separation Agreement may be signed in counterpart and the use of facsimile or scanned/digitized signatures shall be sufficient to bind the parties provided that original signatures are thereafter promptly conveyed. This Separation Agreement shall automatically be rescinded, nonbinding on the Ranch, and of no force and effect if you fail to indicate your agreement by July 12, 2023. This Separation Agreement is a confidential settlement communication pursuant to Evidence Code section 1152 and shall not be admissible in any proceeding to establish the liability or claims of either party, except that the Ranch may use this communication as evidence of your separation of employment with the Ranch if needed and as evidence of your release of claims against the Ranch and other Released Parties. We wish you well in your future endeavors. Sincerely, t61n . L A[en E. Lyda (Jun 22O23 1139 PDT) Allen E. Lyda, Executive Vice President, Chief Operating Officer Tejon Ranch Co. & Tejon Ranchcorp [Employee signature and agreement on next page.]

MY AGREEMENT WITH THE ABOVE TERMS IS SIGNIFIED BY MY SIGNATURE BELOW. FURTHERMORE, I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS SEPARATION AGREEMENT, THAT I HAVE BEEN AFFORDED AN OPPORTIINITY TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING CONCERNING THIS AGREEMENT, THAT I FULLY U1SDERSTAND THE TERMS OF THIS AGREEMENT AND ITS FINAL AND BINDING EFFECT, THAT THE ONLY PROMISES MADE TO ME TO SIGN THIS AGREEMENT ARE THOSE STATED IN THIS AGREEMENT, THAT I AM SIGNING THIS AGREEMENT VOLUNTARILY, AND THAT I AM SIGNING THIS RELEASE OF ALL CLAIMS WITH FULL APPRECIATION THAT AT NO TIME IN THE FUTURE MAY I PURSUE ANY OF THE RIGHTS I HAVE WAIVED IN THIS RELEASE. 0 ‘2 / 02 W f*m(tiDated: / / Signature:iarcw. Hardy (Jun 22, 2023fi:37 PDT) Name: Marc W. Hardy